Exhibit 99.1

GREAT PLAINS ENERGY REPORTS FOURTH QUARTER AND FULL-YEAR 2015 RESULTS;
ANNOUNCES 2016 EARNINGS GUIDANCE AND LONG-TERM EARNINGS AND DIVIDEND GROWTH TARGETS

Kansas City, Mo. (February 24, 2016) - Great Plains Energy (NYSE: GXP) today announced fourth quarter 2015 earnings of $22.5 million or $0.15 per share of average common stock outstanding, compared with fourth quarter 2014 earnings of $19.1 million or $0.12 per share. Great Plains Energy also reported full-year 2015 earnings of $211.4 million or $1.37 per share, compared to $241.2 million or $1.57 per share in 2014.

The Company also introduced its 2016 earnings guidance range of $1.65 to $1.80 per share.  The Company reinforced confidence in its business operations and long-term opportunity for growth in targeting a compound annual earnings growth rate of 4 to 5 percent from 2016 to 2020. The Company also anticipates increased cash flow flexibility and is targeting an improved long-term annualized dividend growth rate of 5 to 7 percent over the same time period.

“In 2015, we completed the La Cygne environmental upgrade project ahead of schedule and under budget, marking the completion of the last major project in our decade-long capital-intensive investment cycle,” said Terry Bassham, chairman and chief executive officer of Great Plains Energy.  “Our improved cash flow profile increases our investment flexibility, allowing us to focus on customer experience enhancements while delivering increased earnings and dividend growth.”

Great Plains Energy Fourth Quarter:

Consolidated Earnings and Earnings Per Share
Three Months Ended December 31
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2015	2014	2015	2014
	(millions)
Electric Utility	$27.4	$22.4	$0.18	$0.14
Other	(4.5)	(2.9)	(0.03)	(0.02)
Net income	22.9	19.5	0.15	0.12
Preferred dividends	(0.4)	(0.4)	—	—
Earnings available for common shareholders	$22.5	$19.1	$0.15	$0.12

On a per-share basis, drivers for the increase in fourth quarter 2015 compared to the same period in 2014 included the following:

•	$0.11 of new Missouri and Kansas retail rates that became effective September 29, 2015 and October 1, 2015, respectively;

•	An estimated $0.02 impact from an increase in weather-normalized retail demand; and

•
An approximately $0.07 increase in other margin due to a change in customer mix, lower fuel and purchased power expenses that do not flow through a fuel recovery mechanism and an increase in transmission costs recovered through a transmission recovery mechanism.

These drivers were partially offset by the following:

•	$0.07 decline from milder weather driven by a 25 percent decrease in heating degree days compared to the fourth quarter 2014;

•	$0.02 increase in other operating and maintenance expense;

•	$0.02 increase in depreciation and amortization due to environmental upgrades at La Cygne and other capital investments being placed into service;

•	$0.03 of other items including higher general taxes; and

•
A $0.03 decrease in Allowance for Funds Used During Construction (AFUDC) resulting from lower average construction work in progress due to environmental upgrades at La Cygne and other capital investments placed into service.

Overall retail MWh sales were down 4.6 percent compared to the 2014 period with the decline driven by weather. When compared to normal weather, the unfavorable weather impact in the fourth quarter 2015 was approximately $0.07 per share.

Great Plains Energy Full-Year:

Consolidated Earnings and Earnings Per Share
Year Ended December 31
(Unaudited)
	Earnings		Earnings per Great
			Plains Energy Share
	2015	2014	2015	2014
	(millions)
Electric Utility	$223.8	$243.5	$1.45	$1.58
Other	(10.8)	(0.7)	(0.07)	—
Net income	213.0	242.8	1.38	1.58
Preferred dividends	(1.6)	(1.6)	(0.01)	(0.01)
Earnings available for common shareholders	$211.4	$241.2	$1.37	$1.57

On a per-share basis, drivers for the decrease in full-year 2015 versus 2014 were the following:

•	An estimated $0.10 impact from weather;

•	An estimated $0.07 decline in wholesale margin due to lower natural gas prices;

•	$0.03 increase in transmission expense not recovered through a recovery mechanism;

•	$0.10 increase in depreciation and amortization due to environmental upgrades at La Cygne and other capital investments being placed into service;

•	$0.12 decline in AFUDC resulting from lower average construction work in progress due to environmental upgrades at La Cygne and other capital investments being placed into service;

•	$0.05 benefit from the release of uncertain tax positions included in the 2014 results; and

•	$0.05 of other items including higher general taxes primarily driven by higher property taxes.

The factors above were partially offset by the following:

•	$0.14 of new retail rates effective September 29, 2015 in Missouri and July 25, 2014 and October 1, 2015 in Kansas;

•	An estimated $0.02 impact from an increase in weather-normalized retail demand;

•	$0.06 from lower fuel and purchased power expense;

•
An approximately $0.07 increase in other margin due to a change in customer mix, lower fuel and purchased power expenses that do not flow through a fuel recovery mechanism and an increase in transmission costs recovered through a transmission recovery mechanism; and

•	$0.03 decrease in other operating and maintenance expense driven primarily by lower operating and maintenance expense at Wolf Creek.

On a weather-normalized basis, full-year 2015 retail MWh sales increased an estimated 0.4 percent, net of Missouri Energy Efficiency Investment Act impacts, compared to the 2014 period. Overall retail MWh sales were down 1.9 percent compared to the 2014 period with the decrease driven by weather. The unfavorable weather impact in 2015, when compared to normal, was approximately $0.09 per share.

Great Plains Energy will post its 2015 Form 10-K, as well as supplemental financial information related to the full-year and fourth quarter on its website, www.greatplainsenergy.com.

Earnings Webcast Information:

An earnings conference call and webcast is scheduled for 9:00 a.m. ET Thursday, February 25, 2016, to review the Company’s 2015 fourth quarter and full-year earnings and operating results.

A live audio webcast of the conference call, presentation slides, supplemental financial information, and the earnings press release will be available on the investor relations page of Great Plains Energy’s website at www.greatplainsenergy.com. The webcast will be accessible only in a “listen-only” mode.

The conference call may be accessible by dialing (888) 353-7071 (U.S./Canada) or (724) 498-4416 (international) five to ten minutes prior to the scheduled start time. The pass code is 23886160.

A replay and transcript of the call will be available later in the day by accessing the investor relations section of the Company’s website. A telephonic replay of the conference call will also be available through March 3, 2016, by dialing (855) 859-2056 (U.S./Canada) or (404) 537-3406 (international). The pass code is 23886160.

About Great Plains Energy:
Headquartered in Kansas City, Mo., Great Plains Energy Incorporated (NYSE: GXP) is the holding company of Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company, two of the leading regulated providers of electricity in the Midwest. Kansas City Power & Light Company and KCP&L Greater Missouri Operations Company use KCP&L as a brand name. More information about the companies is available on the Internet at: www.greatplainsenergy.com or www.kcpl.com.

Forward-Looking Statements:
Statements made in this release that are not based on historical facts are forward-looking, may involve risks and uncertainties, and are intended to be as of the date when made. Forward-looking statements include, but are not limited to, the outcome of regulatory proceedings, cost estimates of capital projects and other matters affecting future operations. In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Great Plains Energy and KCP&L are providing a number of important factors that could cause actual results to differ materially from the provided forward-looking information. These important factors include: future economic conditions in regional, national and international markets and their effects on sales, prices and costs; prices and availability of electricity in regional and national wholesale markets; market perception of the energy industry, Great Plains Energy and KCP&L; changes in business strategy, operations or development plans; the outcome of contract negotiations for goods and services; effects of current or proposed state and federal legislative and regulatory actions or developments, including, but not limited to, deregulation, re-regulation and restructuring of the electric utility industry; decisions of regulators regarding rates the Companies can charge for electricity; adverse changes in applicable laws, regulations, rules, principles or practices governing tax, accounting and environmental matters including, but not limited to, air and water quality; financial market conditions and performance including, but not limited to, changes in interest rates and credit spreads and in availability and cost of capital and the effects on nuclear decommissioning trust and pension plan assets and costs; impairments of long-lived assets or goodwill; credit ratings; inflation rates; effectiveness of risk management policies and procedures and the ability of counterparties to satisfy their contractual commitments; impact of terrorist acts, including but not limited to cyber terrorism; ability to carry out marketing and sales plans; weather conditions including, but not limited to, weather-related damage and their effects on sales, prices and costs; cost, availability, quality and deliverability of fuel; the inherent uncertainties in estimating the effects of weather, economic conditions and other factors on customer consumption and financial results; ability to achieve generation goals and the occurrence and duration of planned and unplanned generation outages; delays in the anticipated in-service dates and cost increases of generation, transmission, distribution or other projects; Great Plains Energy’s ability to successfully manage transmission joint venture; the inherent risks associated with the ownership and operation of a nuclear facility including, but not limited to, environmental, health, safety, regulatory and financial risks; workforce risks, including, but not limited to, increased costs of retirement, health care and other benefits; and other risks and uncertainties.
This list of factors is not all-inclusive because it is not possible to predict all factors. Other risk factors are detailed from time to time in Great Plains Energy’s and KCP&L’s quarterly reports on Form 10-Q and annual report on Form 10-K filed with the Securities and Exchange Commission. Each forward-looking statement speaks only as of the date of the particular statement. Great Plains Energy and KCP&L undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

Great Plains Energy Contacts:
Investors: Calvin Girard, Senior Manager, Investor Relations, 816-654-1777, calvin.girard@kcpl.com
Media: Katie McDonald, Director, Corporate Communications, 816-556-2365,
katie.mcdonald@kcpl.com

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